QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) REPORTS FIRST QUARTER 2004 RESULTS AND DECLARES CASH DIVIDEND

        WASHINGTON, D.C.—May 17, 2004: Bresler & Reiner, Inc. reported net income of $292,000 or $0.11 per common share on revenues of $14,364,000 for the three months ended March 31, 2004. For the comparable period in 2003, the Company reported a net loss of $161,000 or a net loss of $0.06 per common share on revenues of $7,066,000.

        Mr. Sidney M. Bresler, Chief Executive Officer, stated that the increase in revenues and net income relative to the prior year, is primarily attributed to the revenue generating properties we acquired in 2004 and 2003 as well as sales of developed residential lots.

        The Board of Directors of the Company has declared a cash dividend of $0.50 per share of Common Stock, $0.25 of which will be paid on June 15, 2004 to record holders of Common Stock as of June 1, 2004, and $0.25 of which will be paid on December 15, 2004 to record holders of Common Stock as of December 1, 2004. The Board of Directors made no decision regarding any dividend payments thereafter, and the declaration of this dividend should not be taken as an indication of future dividends.

        Bresler & Reiner, Inc. owns and operates residential, commercial and hospitality properties, principally in the Washington, DC, Orlando, Florida and Philadelphia, Pennsylvania metropolitan areas.

For additional information, contact:

Sidney M. Bresler, CEO
Bresler & Reiner, Inc.
11140 Rockville Pike
Suite 620
Rockville, MD 20852
(301) 945-4300

QuickLinks

  EXHIBIT 99.1